Exhibit 99.1

Contact:	Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Reports Solid Results for Fiscal 2008 Fourth Quarter and Full Year

•                  Net sales up 5% in FY2008 and 4Q08; same store sales up 2.6% and 2.2% respectively

•                  4Q08 GAAP earnings per share of $0.12; 4Q08 adjusted earnings per share of $0.11

•                  FY2008 GAAP earnings per share of $0.42, growth of 75%

•                  FY2008 adjusted earnings per share of $0.44, growth of 33%

•                  FY2008 GAAP net earnings of $78 million, up 74%; Adjusted EBITDA of $342 million, up 10%

•                  Net cash provided by operating activities in FY2008 of $110 million

DENTON, Texas, November 20, 2008 – Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced solid financial results for the fourth quarter and fiscal year ended September 30, 2008.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

Consolidated net sales for fiscal 2008 increased 5.3% over fiscal 2007 to $2.6 billion, with same store sales growth of 2.6%.  Fiscal 2008 GAAP net earnings were $77.6 million, growth of 74.4%. GAAP diluted earnings per share were $0.42, growth of 75.0% when compared to earnings per share of $0.24 in fiscal 2007.  Fiscal 2008 adjusted net earnings, a non-GAAP measure, were $80.5 million, an increase of 35.3%.  Adjusted earnings per share were $0.44, growth of 33.3% when compared to $0.33 adjusted earnings per share in fiscal 2007.   Adjusted EBITDA increased 10.4% in fiscal 2008 to $341.7 million, versus $309.5 million in fiscal 2007.  Fiscal 2008 net cash provided by operating activities was $110.5 million and capital expenditures were $45.6 million.  Total store count at the end of fiscal 2008 was 3,773, an increase of 205 stores or growth of 5.7% over prior year, of which 4.3% is organic store growth and 1.4% is store growth from acquisitions.

“Sally Beauty Holdings had solid results in fiscal 2008, ending the year with same store sales up 2.6%, gross margin expansion of 70 basis points, and significant net earnings growth” stated Gary Winterhalter, President and Chief Executive Officer.  “We are pleased with the progress we made towards our strategic goals to grow the business and increase profits, while maintaining strong cash flow.  And although we are not recession proof, our history of resiliency in a down economy, combined with our strong management team, gives me confidence we will have another successful year in 2009.”

FISCAL 2008 FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2008 fourth quarter, consolidated net sales totaled $672.2 million versus net sales of $639.7 million in the fiscal 2007 fourth quarter, an increase of 5.1%.  This increase is attributed to consolidated same stores sales growth of 2.2%, the addition of new stores and acquisitions.

For the full year fiscal 2008, consolidated net sales grew 5.3% to $2.6 billion, compared to $2.5 billion in fiscal 2007.  This increase is attributed to consolidated same stores sales growth of 2.6%, the addition of new stores and acquisitions.

Gross Profit:  Consolidated gross profit for the fiscal year 2008 fourth quarter was $315.0 million, an increase of 6.6% over prior year’s gross profit of $295.4 million.  Gross profit as a percentage of sales was 46.8%, a 60 basis point improvement from the fiscal 2007 fourth quarter.

For fiscal 2008, consolidated gross profit was $1.2 billion, an increase of 7.0% over fiscal 2007 gross profit of $1.1 billion.  Gross profit as a percentage of sales was 46.6%, a 70 basis point improvement from fiscal 2007.

Selling, General and Administrative Expenses:  For the fiscal 2008 fourth quarter, selling, general and administrative (SG&A) expenses were $230.8 million, or 34.3% of sales, a 140 basis point increase over the fiscal 2007 fourth quarter metric of 32.9% of sales and total SG&A of $210.4 million.  Fiscal 2008 fourth quarter SG&A expenses increased $20.4 million, or 9.7%, compared to the fiscal 2007 fourth quarter.  Approximately $10 million, or half of this increase, is due to rent and occupancy-related expenses associated with the opening of new stores and to acquired businesses.  The remaining increase is due in part to warehouse optimization costs and to higher advertising expenses associated with Sally Beauty’s launch of the Customer Relations Management (CRM) campaign, which are partially offset in gross profit through vendor rebates and concessions.  Unallocated corporate expenses increased $5.2 million to $22.0 million for the fiscal 2008 fourth quarter compared to $16.8 million in the fiscal 2007 fourth quarter.  This increase is associated with higher professional fees and foreign exchange losses incurred from the settlement of intercompany loans, each of which is associated with our foreign subsidiary reorganization project.  This project is anticipated to reduce local reporting requirements, provide a tried and tested international holding company structure, and reduce costs from our corporate structure over the long-term.  Share-based compensation expense for the fiscal 2008 fourth quarter was $1.5 million, compared to $3.0 million in the fiscal 2007 fourth quarter.

For fiscal 2008, selling, general and administrative (SG&A) expenses were $903.1 million, or 34.1% of sales compared to SG&A expenses in fiscal 2007 of $857.3 million, or 34.1% of sales.  This increase of $45.8 million is primarily due to expenses associated with the increase in unit sales volume related to new stores and acquisitions, as well as higher advertising expenses in connection with the Company’s CRM initiatives.  Unallocated corporate expenses, including share-based compensation of $10.2 million, for the fiscal year 2008 were $83.2 million, compared to $81.6 million in the fiscal year 2007, including $13.1 million of share-based compensation.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense: Interest expense, net of interest income, for the fiscal 2008 fourth quarter was $35.1 million and included a $2.0 million non-cash credit related to four of the Company’s interest rate swap transactions.  The Company is accounting for these transactions on a marked-to-market basis, whereby changes in the fair value will increase or decrease net interest expense, and therefore affect reported net earnings and earnings per share.  Fiscal 2007 fourth quarter interest expense was $47.1 million and included a $6.3 million non-cash charge for the marked-to-market change in fair value for these interest rate swap transactions.

For fiscal 2008, interest expense, net of interest income was $159.1 million and included a $4.6 million non-cash charge related to the Company’s interest rate swap transactions.  Fiscal 2007 interest expense was $146.0 million and included $3.0 million of non-cash charge for the marked-to-market change in fair value for interest rate swap transactions

Provision for Income Taxes:  Income taxes were $14.4 million for the fiscal 2008 fourth quarter versus $9.0 million in fiscal 2007 fourth quarter.

For fiscal 2008, income taxes were $46.2 million versus $38.1 in fiscal 2007.  The Company’s effective tax rate for fiscal 2008 was approximately 37.3% compared to 46.1% for fiscal 2007.  The reduction in the estimated annual effective tax rate primarily relates to the offset of non-deductible costs related to the Separation Transactions for the fiscal year 2007 and the reduced impact of permanent items on higher earnings and a reduction in foreign statutory tax rates for the fiscal year 2008.

Net Earnings and Diluted Net Earnings Per Share (EPS)(1): For the fiscal 2008 fourth quarter, adjusted net earnings (a non-GAAP measure) declined by 0.5% to $20.2 million, or $0.11 earnings per diluted share, after adjusting for $1.3 million, in after-tax non-cash interest credit from marked-to-market changes in the fair value of four of the Company’s interest rate swaps.  For the fiscal 2007 fourth quarter, adjusted net earnings were $20.3 million, or $0.11 per diluted share, after adjusting for $3.4 million, or approximately $0.02 per diluted share, in non-cash interest charges from marked-to-market changes in the fair value of interest rate swaps. On a GAAP basis, net earnings for the fiscal 2008 fourth quarter grew 27.4% to $21.5 million, or $0.12 per diluted share, compared to $16.9 million, or $0.09 per diluted share, for the fiscal 2007 fourth quarter.

For fiscal 2008, adjusted net earnings grew 35.3% to $80.5 million, or $0.44 per diluted earnings per share, after adjusting for $2.9 million in after-tax non-cash interest charges from marked-to-market changes in the fair value of four of the Company’s interest rate swaps.  For fiscal 2007, adjusted net earnings were $59.5 million, or $0.33 per share, and exclude a $1.6 million after-tax non-cash interest charge related to the interest rate swaps and transaction items related to the spin-off.  On a GAAP basis, net earnings for fiscal 2008 grew 74.4% to $77.6 million, or $0.42 per share, compared to $44.5 million, or $0.24 per share, for fiscal 2007.

Adjusted (Non-GAAP) EBITDA(1):  Adjusted EBITDA for the fiscal 2008 fourth quarter was $85.6 million a decline of 2.7% from $88.0 million for the fiscal 2007 fourth quarter. This decrease is primarily due to an increase in selling, general and administrative (SG&A) expenses during the quarter.

(1)A detailed table reconciling 2008 and 2007 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.  Adjustments in 2007 include a $1.6 million non-cash interest charge, net of tax, related to the interest rate swaps and other adjustments that exclude share-based compensation, transaction expenses related to the separation and the Alberto-Culver Company sales-based corporate overhead fees for the period prior to the separation, and include incremental interest expense assuming that the debt incurred at the separation date was outstanding from the beginning of the fiscal 2007 first quarter, as well related income tax expense adjustments.

This SG&A increase is associated with higher professional fees and foreign exchange losses incurred from the settlement of intercompany loans associated with our foreign subsidiary reorganization project, higher advertising costs associated with Sally Beauty’s launch of the CRM campaign, and facility expenses from new stores.

Fiscal 2008 Adjusted EBITDA was $341.7 million, an increase of 10.4% from $309.5 million in fiscal 2007.   This increase is primarily due to year-over-year growth in segment operating earnings.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of September 30, 2008, were $99.8 million.  The Company’s asset-based loan (ABL) revolving credit facility began the fiscal 2008 fourth quarter at $52.3 million of outstanding borrowings and ended the quarter at $75.0 million.  On September 18, 2008, the Company borrowed $75 million in principal amount under its ABL facility to increase its cash position in order to preserve its financial flexibility in light of the dislocation of the financial markets.  This principal amount is reflected in the short-term liability section of the balance sheet.  Additional borrowing capacity on the ABL facility was approximately $276.0 million at the end of the fiscal 2008 fourth quarter.  In addition, the Company paid down $4.2 million of its senior term loans during the fiscal 2008 fourth quarter.  The Company’s debt, excluding capital leases, totaled $1.8 billion as of September 30, 2008.

Capital expenditures in the fiscal 2008 fourth quarter were $9.8 million, including $1.3 million for the warehouse optimization initiative.  For the full year ended September 30, 2008, the Company’s capital expenditures totaled $45.6 million, including $14 million for the warehouse optimization initiative.  Capital Expenditures for fiscal 2009 are projected to be in the range of $40 million to $45 million, excluding acquisitions.

Inventories as of September 30, 2008 were $598.2 million, an increase of $28.8 million from September 30, 2007.  The increase in inventory over fiscal 2007 is attributed to the acquisition of Pro-Duo, introduction of new product lines in the Sally Beauty segment and higher inventories in the BSG segment due to new and expanded brand distribution rights coupled with the completed seeding of a new warehouse.  On a sequential basis, fiscal 2008 fourth quarter versus the fiscal 2008 third quarter inventory declined by approximately $12 million. By mid-year fiscal 2009, the Company expects inventory levels to normalize and anticipates that working capital changes will gradually become a source rather than a use of cash.

Business Segment Results:

Sally Beauty Supply

Fiscal 2008 Fourth Quarter Results for Sally Beauty Supply

•                  Sales of $429.3 million, up 4.3% from $411.4 million in fiscal 2007 fourth quarter.  Significant components of growth include: same store sales up 0.9%; growth of acquisition-related revenue of 2.7%; and revenue growth from new store openings of 1.7%.

•                  Gross margin of 51.6%, a 50 basis point improvement from 51.1% in the fiscal 2007 fourth quarter.

•                  Segment earnings of $72.8 million, up 0.5% from $72.5 million in the fiscal 2007 fourth quarter.

•                  Segment operating margins declined to 17.0% of sales from 17.6% in the fiscal 2007 fourth quarter.

•                  Net store base increase of 43 stores.

Fourth quarter results were negatively impacted by the weak economic environment in the U.K., as well as disruption in operations from hurricane-related weather in several key states.  The Company believes that the negative impact from the hurricanes impacted Sally Beauty’s fourth quarter same store sales growth by approximately 50 basis points.

Gross margin improved by 50 basis points at Sally Beauty Supply for the fiscal 2008 fourth quarter primarily due to favorable sales trends resulting from recent marketing efforts, low-cost sourcing initiatives, and improved product mix.

Fiscal 2008 Results for Sally Beauty Supply

•                  Sales of $1.7 billion, up 6.6% from $1.6 billion in fiscal 2007.  Significant components of growth include: same store sales up 1.2%; growth in acquisition-related revenue of 3.6%; revenue growth from new store openings of 1.7%.

•                  U.S. and Canada represented 81% of segment sales versus 84% in the prior year.

•                  Gross margin of 51.3%, up from 50.9% in fiscal 2007, a 40 basis point improvement.

•                  Segment earnings of $285.2 million, up 4.9% from $272.0 million in fiscal 2007.

•                  Segment operating margins slightly declined to 17.1% of sales from 17.3% in fiscal 2007.

•                  Net store base increased by 150 or 5.6% for total store count of 2,844. The 5.6% increase in store count included 1.5% from acquired stores and 4.1% from organic growth.

Sales for the Sally business in fiscal 2008 were positively impacted from continued growth of exclusive-label product sales and certain merchandise categories as well as an increase in promotional sales. Gross profit improved principally as a result of increased unit sales volume and gross profit margin expansion.  Gross profit margin was positively impacted by the low-cost sourcing initiative and improved product mix.  Segment operating earnings grew 4.9% over fiscal 2007 due primarily to the growth in the number of stores, same store sales increases and improved product and customer mix.

Beauty Systems Group

Fiscal 2008 Fourth Quarter Results for Beauty Systems Group

•                  Sales of $242.9 million, up 6.4% from $228.3 million in fiscal 2007.  Significant components of growth include: same store sales up 6.1%; revenue growth from new store openings of 1.5%.

•                  Gross margin of 38.5%, up 120 basis points from 37.3% in the fiscal 2007 fourth quarter.

•                  Segment earnings of $20.1 million, up 17.1% from $17.2 million in the fiscal 2007 fourth quarter.

•                  Segment operating margins increased by 80 basis points to 8.3% of sales from 7.5% in the fiscal 2007 fourth quarter.

•                  Net store base increase of 14 stores.

Fiscal 2008 Results for Beauty Systems Group

•                  Sales of $975.3 million, up 3.2% from $944.7 billion in fiscal 2007.  Significant components of growth include: same store sales up 6.9%; revenue growth from new store openings of 1.9%.

•                  Gross margin of 38.6%, up from 37.6% in fiscal 2007, a 100 basis point improvement.

•                  Segment earnings of $80.9 million, up 27.5% from $63.5 million in fiscal 2007.

•                  Segment operating margins increased to 8.3% of sales from 6.7% in fiscal 2007, a 160 basis point improvement.

•                  Net store base increased by 55 or 6.3% for total store count of 929, including 169 franchised locations.

•                  Total BSG distributor sales consultants at the end of fiscal 2008 were 1,071 versus 1,067 at the end of fiscal 2007.

BSG’s year-over-year sales improvement is attributed to vendor diversification through the introduction of new product lines in the stores and through the direct sales consultants.  Gross margin expansion for the quarter and full year was primarily due to improved sales, product mix, and expansion of new and existing territories.  Operating improvements reflect BSG’s initiatives to reduce expenses across the business, improve sales mix and broaden product mix.

Expenses related to the BSG warehouse optimization project for fiscal 2008, including depreciation, totaled $4.7 million; capital expenditures totaled $14.0 million.  By the end of fiscal 2008, five distribution facilities have been closed. No further significant expenses or capital expenditures related to this project are expected in fiscal 2009.  The Company anticipates associated cost savings in fiscal 2009 of $8 million to $10 million and annualized savings of $10 million in fiscal 2010 and beyond.

During the fiscal 2008 fourth quarter, BSG acquired professional beauty supply distribution companies Glamour Sources Ltd. and S.S. Keddy & Sons Ltd. located in the Canadian Maritime Provinces.  The combined companies have 11 stores as well as direct sales consultants.  These acquisitions are providing BSG with a presence in certain Canadian territories where it currently has no presence.  The terms and financial conditions of this transaction are not disclosed.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 877-722-1364 (International:  1-706-634-8761).  The conference call ID number 67280210.  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) November 20, 2008 through December 21, 2008 by dialing 1-800-642-1687 or if international dial 1-706-645-9291 and reference the conference ID number 67280210. Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of more than $2.6 billion annually. Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 3,700 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, France, Canada, Puerto Rico, Mexico, Japan, Ireland, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol,

L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and TIGI which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeauty.com

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends or to manage our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion to mass retailers; the operational and financial performance of our Armstrong McCall, L.P. business; the success of our new Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of a downturn in the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements and the upgrade of our existing financial reporting system; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt or increasing our interest expense due to our interest rate swap agreements; the potential impact on us if the financial institutions we deal with become impaired; the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows; our reliance upon Alberto-Culver for the accuracy of certain historical services and information; the share distribution of Alberto-Culver common stock in our separation from Alberto-Culver not constituting a tax-free distribution; actions taken by certain large shareholders adversely affecting the tax-free nature of the share distribution of Alberto-Culver common stock; the voting power of our largest stockholder discouraging third party acquisitions of us at a premium; and the interests of our largest stockholder differing from the interests of other holders of our common stock.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2008, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2008	2007 (1)	% CHG	2008	2007 (1)	% CHG

Net sales	$672,228	$639,737	5.1%	$2,648,191	$2,513,772	5.3%
Cost of products sold and distribution expenses	357,293	344,387	3.7%	1,413,597	1,360,025	3.9%
Gross profit	314,935	295,350	6.6%	1,234,594	1,153,747	7.0%
Selling, general and administrative expenses (2) (3)	230,843	210,413	9.7%	903,146	857,276	5.4%
Depreciation and amortization	13,154	12,025	9.4%	48,533	42,605	13.9%
Sales-based service fee charged by Alberto-Culver	—	—	—	—	3,779	—
Transaction expenses (4)	—	—	—	—	21,502	—
Operating earnings	70,938	72,912	-2.7%	282,915	228,585	23.8%
Interest expense, net (5) (6)	35,101	47,090	-25.5%	159,116	145,972	9.0%
Earnings before provision for income taxes	35,837	25,822	38.8%	123,799	82,613	49.9%
Provision for income taxes	14,358	8,958	60.3%	46,222	38,121	21.3%
Net earnings	$21,479	$16,864	27.4%	$77,577	$44,492	74.4%

Net earnings per share:
Basic	$0.12	$0.09	33.3%	$0.43	$0.25	72.0%
Diluted	$0.12	$0.09	33.3%	$0.42	$0.24	75.0%

Weighted average shares: (7)
Basic	181,359	180,688		181,189	180,392
Diluted	182,879	182,646		182,704	182,375

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Gross Profit Margin	46.8%	46.2%	60	46.6%	45.9%	70
Selling, general and administrative expenses	34.3%	32.9%	140	34.1%	34.1%	0
Operating Margin	10.6%	11.4%	(80)	10.7%	9.1%	160
Net Earnings Margin	3.2%	2.6%	60	2.9%	1.8%	110

Effective Tax Rate	40.1%	34.7%	540	37.3%	46.1%	(880)

(1)	Certain amounts for prior periods have been reclassified to conform with current year presentation.

(2)	Selling, general and administrative expenses include share-based compensation of $1.5 million and $3.0 million for the three months ended September 30, 2008 and 2007, respectively.

(3)

Selling, general and administrative expenses include allocated overhead costs from Alberto-Culver of $0.0 and $1.0 million and share-based compensation of $10.2 million and $13.1 million for the twelve months ended September 30, 2008 and 2007, respectively.

(4)	Transaction expenses are one-time charges associated with the separation from Alberto-Culver on November 16, 2007.

(5)

Interest expense, net of interest income of $0.2 million and $0.2 million, includes income of $2.0 million and expense of $6.3 million of marked-to-market adjustments for certain interest rate swaps for the three months ended September 30, 2008 and 2007, respectively.

(6)

Interest expense, net of interest income of $0.7 million and $1.7 million, includes expense of $4.6 million and $3.0 million of marked-to-market adjustments for certain interest rate swaps for the twelve months ended September 30, 2008 and 2007, respectively.

(7)

Weighted average shares for the twelve months ended September 30, 2007, was calculated from November 16, 2006 through September 30, 2007, which represents the actual number of days the Company’s common stock was publicly traded.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended September 30,			Twelve Months Ended September 30,
	2008	2007 (1)	% CHG	2008	2007 (1)	% CHG
Net sales:
Sally Beauty Supply	$429,303	$411,439	4.3%	$1,672,897	$1,569,088	6.6%
Beauty Systems Group	242,925	228,298	6.4%	975,294	944,684	3.2%
Total net sales	$672,228	$639,737	5.1%	$2,648,191	$2,513,772	5.3%

Operating earnings:
Sally Beauty Supply	$72,844	$72,503	0.5%	$285,234	$272,034	4.9%
Beauty Systems Group	20,129	17,184	17.1%	80,927	63,456	27.5%
Segment operating earnings	$92,973	$89,687	3.7%	$366,161	$335,490	9.1%

Unallocated corporate expenses (2)	(20,510)	(13,753)	49.1%	(73,004)	(68,559)	6.5%
Share-based compensation	(1,525)	(3,022)	-49.5%	(10,242)	(13,065)	-21.6%
Sales-based service fee charged by Alberto-Culver	—	—	—	—	(3,779)	—
Transaction expenses (3)	—	—	—	—	(21,502)	—
Interest expense, net of interest income	(35,101)	(47,090)	-25.5%	(159,116)	(145,972)	9.0%
Earnings before provision for income taxes	$35,837	$25,822	38.8%	$123,799	$82,613	49.9%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	17.0%	17.6%	(60)	17.1%	17.3%	(20)
Beauty Systems Group	8.3%	7.5%	80	8.3%	6.7%	160
Consolidated operating profit margin	10.6%	11.4%	(80)	10.7%	9.1%	160

(1)	Certain amounts for prior periods have been reclassified to conform with current year presentation.

(2)

Unallocated expenses consist of corporate and shared costs. The amounts include share-based compensation of $1.5 million and $3.0 million for the three months ended September 30, 2008 and 2007, respectively; $1.0 million of overhead charges allocated from Alberto-Culver for the twelve months ended September 30, 2007; and share-based compensation of $10.2 million and $13.1 million for the twelve months ended September 30, 2008 and 2007, respectively.

(3)	Transaction expenses are one-time charges associated with the separation from Alberto-Culver in the twelve months ended September 30, 2007.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	September 30,			September 30,
	2008	2007	% CHG	2008	2007	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$21,479	$16,864	27.4%	$77,577	$44,492	74.4%
Add:
Depreciation and amortization	13,154	12,025	9.4%	48,533	42,605	13.9%
Share-based compensation (1)	1,525	3,022	-49.5%	10,242	13,065	-21.6%
Sales-based service fee charged by Alberto-Culver (2)	—	—	—	—	3,779	—
Transaction expenses (3)	—	—	—	—	21,502	—
Interest expense, net of interest income (4)	35,101	47,090	-25.5%	159,116	145,972	9.0%
Provision for income taxes	14,358	8,958	60.3%	46,222	38,121	21.3%
Adjusted EBITDA (Non-GAAP)	$85,617	$87,959	-2.7%	$341,690	$309,536	10.4%

Adjusted Net Earnings Reconciliation:
Adjusted EBITDA (Non-GAAP)					$309,536
Less:
Depreciation and amortization					42,605
Pro-forma share-based compensation (5)					8,088
Pro-forma interest expense (6)					166,401
Pro-forma provision for income taxes (7)					34,595
Adjusted net earnings (Non-GAAP)	—	—		—	$57,847
Net earnings (per GAAP)	$21,479	$16,864	27.4%	$77,577	—
Add (Less):
Marked-to-market adjustment for certain interest rate swaps	(2,027)	6,339	-132.0%	4,607	$3,047	51.2%
Tax provisions for the marked-to-market adjustment (8)	756	(2,922)	-125.9%	(1,718)	(1,405)	22.3%
Adjusted net earnings, excluding the interest rate swaps (Non-GAAP)	$20,208	$20,281	-0.4%	$80,466	$59,489	35.3%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.11	$0.11	0.0%	$0.44	$0.33	33.3%
Diluted	$0.11	$0.11	0.0%	$0.44	$0.33	33.3%

Weighted average shares: (9)
Basic	181,359	180,688		181,189	180,392
Diluted	182,879	182,646		182,704	182,375

(1)

Share-based compensation for the twelve months ended September 30, 2008 includes $3.1 million of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement; and, for the twelve months ended September 30, 2007, includes $5.3 million of share-based compensation expense related to accelerated vesting as a result of the separation transaction from Alberto-Culver and $2.6 million of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)	The Alberto-Culver sales-based service fee ceased at the separation date of November 16, 2006. The Company does not incur a comparable expense as a stand-alone company.

(3)	Transaction expenses are one-time charges associated with the separation from Alberto-Culver on November 16, 2006.

(4)

Interest expense, net of interest income of $0.2 million and $0.2 million, includes income of $2.0 million and expense of $6.3 million of marked-to-market adjustments for certain interest rate swaps for the three months ended September 30, 2008 and 2007, respectively. Interest expense, net of interest income of $0.7 million and $1.7 million, includes expense of $4.6 million and $3.0 million of marked-to-market adjustments for certain interest rate swaps for the twelve months ended September 30, 2008 and 2007, respectively.

(5)

Pro-forma share-based compensation includes $7.7 million of share-based compensation expense incurred by the Company during the twelve months ended September 30, 2007, respectively, (excluding the impact of the separation transactions); and $0.3 million that would have been incurred during fiscal year 2007 had the separation transaction not occurred.

(6)

Pro-forma interest expense assumes the debt incurred at the separation date was outstanding from the beginning of the fiscal year 2007 and includes $3.0 million of expense from marked-to-market adjustments for certain interest rate swaps recognized in the twelve months ended September 30, 2007.

(7)	For the first three months of fiscal 2007, the pro-forma provision for income taxes was computed assuming an effective tax rate of 39%.

(8)

The tax provisions for the marked-to-market adjustments were calculated using an effective tax rate of 37.3% for the three and twelve months ended September 30, 2008; and 46.1% for the three and twelve months ended September 30, 2007, respectively.

(9)

Weighted average shares for the twelve months ended September 30, 2007, was calculated from November 16, 2006 through September 30, 2007, which represents the actual number of days the Company’s common stock was publicly traded.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	September 30,
	2008	2007	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	2,820	2,669	151
Franchise stores	24	25	(1)
Total Sally Beauty Supply stores	2,844	2,694	150
Beauty Systems Group:
Company-operated stores	760	699	61
Franchise stores	169	175	(6)
Total Beauty System Group stores	929	874	55
Total	3,773	3,568	205

BSG distributor sales consultants (end of period) (1)	1,071	1,067	4

			Basis Pt Chg
Fourth quarter company-operated same store sales growth (2)
Sally Beauty Supply	0.9%	2.4%	(150)
Beauty Systems Group	6.1%	10.1%	(400)
Consolidated	2.2%	4.3%	(210)

Fiscal year company-operated same store sales growth (2)
Sally Beauty Supply	1.2%	2.7%	(150)
Beauty Systems Group	6.9%	10.1%	(320)
Consolidated	2.6%	4.5%	(190)

(1)	Includes 415 and 377 distributor sales consultants as reported by franchisees as of September 30, 2008 and 2007.

(2)	Same stores are defined as company-operated stores that have been open for at least 14 months as of the last day of a month.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	September 30,
	2008	2007
Financial condition information (at period end):
Working capital	$367,198	$354,185
Cash and cash equivalents	99,788	38,272
Property and equipment, net	156,260	154,068
Total assets	1,527,023	1,404,503
Total debt, including capital leases	1,825,285	1,775,741
Total stockholders’ (deficit) equity	$(702,960)	$(767,710)

	As of
	September 30, 2008	Interest Rates
Debt position excluding capital leases (at period end)
Revolving ABL Facility	$75,000	Prime + up to 0.5 or Libor + 1-1.5%
Senior Term A Loan (1)	135,000	Prime + 1-1.5 or Libor + 2-2.5%
Senior Term B Loan (1)	901,600	Prime + 1.25-1.5 or Libor + 2.25-2.5%
Other (2)	2,963	4.05 to 7.0%
Senior Notes	430,000	9.25%
Senior Subordinated Notes	280,000	10.50%
Total debt	$1,824,563

Debt maturities excluding capital leases (3)
FY2009	$100,515
FY2010	24,820
FY2011	39,560
FY2012	84,522
FY2013	9,391
Thereafter	1,565,755
Total debt	$1,824,563

(1)	Interest rates on $800 million of these loans are fixed by interest rate swaps which expire between November 2008 and May 2012.

(2)	Represents pre-acquisition debt of Pro-Duo, N.V.

(3)	Does not include any payments that may be required as part of an excess cash flow test of the Term Loans.